SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


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                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): June 25, 2003


                            WESTMINSTER CAPITAL, INC.
               (Exact Name of Registrant as Specified in Charter)



          Delaware                      1-4923                 95-2157201
(State of Other Jurisdiction         (Commission              (IRS Employer
      of Incorporation)               File Number)          Identification No.)



                          9665 Wilshire Boulevard, M-10
                         Beverly Hills, California 90212
                    (Address of Principal Executive Offices)


                                 (310) 278-1930
              (Registrant's Telephone Number, Including Area Code)



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ITEM 5. OTHER EVENTS.
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     On June 25, 2003, the Delaware Court of Chancery entered an Order and Final
Judgment approving the settlement (on the terms described below) of the class action lawsuit filed in connection with the tender offer by Westminster Capital, Inc. ("WESTMINSTER") to purchase any and all of its common stock at $2.80 per share (the "OFFER").

     The Offer was made upon the terms and conditions set forth in the Offer to Purchase dated April 18, 2002, and related Letter of Transmittal. The purpose of the Offer was to provide the holders of Westminster's common stock with liquidity for their shares at a price that Westminster's board of directors, based on the unanimous recommendation of a special committee consisting of independent members of the board of directors, had determined to be fair to Westminster's stockholders, other than William Belzberg, Hyman Belzberg, Keenan Behrle, and certain other stockholders who advised Westminster that they did not intend to tender their shares pursuant to the Offer.

     On April 19, 2002, Barry Blank, on behalf of himself and other similarly situated stockholders, filed a complaint in the Delaware Court of Chancery against Westminster and its directors in connection with the Offer, alleging, among other things, that the Offer was unfair. Although the plaintiff requested that the Offer be enjoined pending the outcome of the lawsuit, the Court denied the plaintiff's request to schedule a preliminary injunction hearing and the Offer was closed without resolving the lawsuit. The parties to the lawsuit engaged in settlement discussions over the next several months. As a result of these discussions, the parties reached a proposed settlement whereby all class members would receive $3.00 per share of Westminster common stock (less a pro rata share of attorneys' fees) (the "SETTLEMENT"). The parties filed a Stipulation of Settlement with the Delaware Court of Chancery on January 7, 2003 and a public hearing regarding the Settlement was held before the Court on March 7, 2003.

     Pursuant to the terms of the Settlement: (i) Westminster will pay each stockholder that tendered common stock in the Offer an additional $0.20 per share (less a pro rata share of attorneys' fees); (ii) Westminster will purchase the common stock owned by Barry Blank, which is represented to be approximately 349,300 shares, for $3.00 per share (less a pro rata share of attorneys' fees); and (iii) William Belzberg, Hyman Belzberg, Greggory Belzberg and Keenan Behrle ("CONTINUING SHAREHOLDERS") will contribute their shares of common stock to a new company which will then own in excess of 90% of Westminster's outstanding common stock and the new company will then merge with and into Westminster, and each of the stockholders of Westminster will be entitled to receive $3.00 per share for their shares of common stock (less a pro rata share of attorneys' fees) and the stockholders of the new company (I.E. the Continuing Stockholders) will receive shares of stock of Westminster. Upon completion of the foregoing merger, Westminster will be privately held by the Continuing Stockholders. If any of Westminster's stockholders entitled to receive cash for their shares in the merger object to the price, they may exercise appraisal rights as provided under the Delaware General Corporation Law. The Court awarded $100,000 in attorneys' fees to plaintiff's counsel rather than the $125,000 proposed in the Settlement.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


June 27, 2003                               WESTMINSTER CAPITAL, INC.

                                            By:  /S/ KEENAN BEHRLE
                                                 ------------------------
                                                   Keenan Behrle
                                                   Executive Vice President



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